The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated October 17, 2012.
Preliminary Pricing Supplement No. J311
To the Underlying Supplement dated March 23, 2012,
Product Supplement No. JPM-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 October 17, 2012
Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due November 5, 2013 Linked to the Performance of the SPDR® S&P® Homebuilders ETF and the iShares® MSCI Emerging Markets Index Fund
General
•
The notes are designed for investors who seek a fixed return at maturity linked to the performance of the SPDR® S&P® Homebuilders ETF and the iShares® MSCI Emerging Markets Index Fund. Investors should be willing to forgo interest and dividend payments and, if a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, be willing to lose up to 100% of their investment. If a Knock-Out Event has occurred, investors will be entitled to receive per $1,000 principal amount of notes an amount equal to $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return of the Lowest Performing Underlying and (ii) the Maximum Return, which is expected to be 19.50% (to be determined on the Pricing Date). If a Knock-Out Event has not occurred, investors will be entitled to receive per $1,000 principal amount of notes an amount equal to $1,000 plus the product of $1,000 and the Fixed Payment Percentage, which is expected to be 19.50% (to be determined on the Pricing Date). Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing November 5, 2013.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about October 18, 2012 (the “Pricing Date”)* and are expected to settle on or about October 23, 2012 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level:
	Underlying	Ticker	Initial Level*
	SPDR® S&P® Homebuilders ETF (“XHB”)	XHB UP
	iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM UP
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment calculated as follows:
•	If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the Fixed Payment Percentage.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be $1,195 (to be determined on the Pricing Date) per $1,000 principal amount of notes.
•
If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return of the Lowest Performing Underlying and (ii) the Maximum Return.

If a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will lose some or all of your investment at maturity. You could lose your entire investment.

Any payment on the notes is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the closing level of either Underlying is less than its Initial Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	For each Underlying, expected to be 30.0% (to be determined on the Pricing Date).
Monitoring Period:	The period from but excluding the Pricing Date to and including the Valuation Date.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Maximum Return:	Expected to be 19.50% (to be determined on the Pricing Date).
Fixed Payment Percentage:	Expected to be 19.50% (to be determined on the Pricing Date).
Initial Level:*	For each Underlying, the closing level of such Underlying on the Pricing Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:†	October 31, 2013
Maturity Date:†	November 5, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TE80
* In the event that the closing level of either Underlying is not available on the Pricing Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
† The Valuation Date is subject to postponement in respect of either Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying and the Maturity Date is subject to postponement if such date is not a business day, or if the scheduled Valuation Date is not an underlying business day for either Underlying or is postponed as a result of a market disruption event in respect of either Underlying, in each case as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$	$
Total	$	$	$
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and will not receive a fee in connection with the distribution of the notes.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
October   , 2012

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated March 23, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001475/dp29444_424b2-mtn.htm

•	Product supplement No. JPM-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001510/dp29511_424b2-jpmi.htm

•	Prospectus supplement dated March 23, 2012 and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying underlying supplement and product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of Underlying Returns for the Lowest Performing Underlying, assuming a Knock-Out Buffer Amount for each Underlying of 30.0%, a Fixed Payment Percentage of 19.50% and a Maximum Return of 19.50%. In addition, the examples below assume that the Initial Level is $25 for XHB and $42 for EEM. The actual Knock-Out Buffer Amount, Fixed Payment Percentage and Maximum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on whether a Knock-Out Event has occurred, and if a Knock-Out Event has occurred, on the Final Level of the Lowest Performing Underlying. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	A Knock-Out Event Has Not Occurred		A Knock-Out Event Has Occurred
Underlying Return of the Lowest Performing Underlying	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
100.00%	19.50%	$1,195.00	19.50%	$1,195.00
90.00%	19.50%	$1,195.00	19.50%	$1,195.00
80.00%	19.50%	$1,195.00	19.50%	$1,195.00
70.00%	19.50%	$1,195.00	19.50%	$1,195.00
60.00%	19.50%	$1,195.00	19.50%	$1,195.00
50.00%	19.50%	$1,195.00	19.50%	$1,195.00
40.00%	19.50%	$1,195.00	19.50%	$1,195.00
30.00%	19.50%	$1,195.00	19.50%	$1,195.00
20.00%	19.50%	$1,195.00	19.50%	$1,195.00
19.50%	19.50%	$1,195.00	19.50%	$1,195.00
10.00%	19.50%	$1,195.00	10.00%	$1,100.00
5.00%	19.50%	$1,195.00	5.00%	$1,050.00
0.00%	19.50%	$1,195.00	0.00%	$1,000.00
-10.00%	19.50%	$1,195.00	-10.00%	$900.00
-20.00%	19.50%	$1,195.00	-20.00%	$800.00
-30.00%	19.50%	$1,195.00	-30.00%	$700.00
-30.01%	N/A	N/A	-30.01%	$699.90
-40.00%	N/A	N/A	-40.00%	$600.00
-50.00%	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Hypothetical Examples of Amounts Payable at Maturity

Example 1: A Knock-Out Event has occurred because on a trading day during the Monitoring Period, the closing level of an Underlying is less than its Initial Level by more than its Knock-Out Buffer Amount; and the Maximum Return is less than the Underlying Return of the Lowest Performing Underlying.

Underlying	Initial Level	Lowest closing level of the Underlying during the Monitoring Period	Final Level
XHB	$25	$25 (100% of Initial Level)	$32.50 (130% of Initial Level)
EEM	$42	$16.80 (40% of Initial Level)	$50.40 (120% of Initial Level)

Since the closing level of EEM on a trading day during the Monitoring Period is less than its Initial Level by more than its Knock-Out Buffer Amount, a Knock-Out Event has occurred. EEM is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of EEM ― Initial Level of EEM
Initial Level of EEM

= ($50.40 – $42) / $42 = 0.20

Because a Knock-Out Event has occurred and the Maximum Return is less than the Underlying Return of the Lowest Performing Underlying, the investor receives a payment at maturity of $1,195 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return of the Lowest Performing Underlying and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 19.50%)
	=	$1,195

Example 2: A Knock-Out Event has occurred because on a trading day during the Monitoring Period, the closing level of an Underlying is less than its Initial Level by more than its Knock-Out Buffer Amount; and the Underlying Return of the Lowest Performing Underlying is less than the Maximum Return.

Underlying	Initial Level	Lowest closing level of the Underlying during the Monitoring Period	Final Level
XHB	$25	$25 (100% of Initial Level)	$30 (120% of Initial Level)
EEM	$42	$16.80 (40% of Initial Level)	$46.20 (110% of Initial Level)

Since the closing level of EEM on a trading day during the Monitoring Period is less than its Initial Level by more than its Knock-Out Buffer Amount, a Knock-Out Event has occurred. EEM is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of EEM ― Initial Level of EEM
Initial Level of EEM

= ($46.20 – $42) / $42 = 0.10

Because a Knock-Out Event has occurred and the Underlying Return of the Lowest Performing Underlying is less than the Maximum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return of the Lowest Performing Underlying and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return of the Lowest Performing Underlying)
	=	$1,000 + ($1,000 × 10.00%)
	=	$1,100

Example 3: A Knock-Out Event has occurred because on a trading day during the Monitoring Period, the closing level of an Underlying is less than its Initial Level by more than its Knock-Out Buffer Amount; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Monitoring Period	Final Level
XHB	$25	$17.50 (70% of Initial Level)	$17.50 (70% of Initial Level)
EEM	$42	$21 (50% of Initial Level)	$46.20 (110% of Initial Level)

Since the closing level of EEM on a trading day during the Monitoring Period is less than its Initial Level by more than its Knock-Out Buffer Amount, a Knock-Out Event has occurred. XHB is the Lowest Performing Underlying because it is the Underlying with the lowest Underlying Return.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of XHB ― Initial Level of XHB
Initial Level of XHB

= ($17.50 – $25) / $25 = -0.30

Because a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the investor receives a payment at maturity of $700 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return of the Lowest Performing Underlying and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return of the Lowest Performing Underlying)
	=	$1,000 + ($1,000 × -30.00%)
	=	$700

Example 4: A Knock-Out Event has not occurred; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Monitoring Period	Final Level
XHB	$25	$25 (100% of Initial Level)	$30 (120% of Initial Level)
EEM	$42	$33.60 (80% of Initial Level)	$46.20 (110% of Initial Level)

Because the closing level of each Underlying on any trading day during the Monitoring Period was never equal to or less than its Knock-Out Level, a Knock-Out Event has not occurred, and the investor receives a payment at maturity of $1,195 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Fixed Payment Percentage)
	=	$1,000 + ($1,000 × 19.50%)
	=	$1,195

Example 5: A Knock-Out Event has not occurred; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Monitoring Period	Final Level
XHB	$25	$25 (100% of Initial Level)	$27.50 (110% of Initial Level)
EEM	$42	$33.60 (80% of Initial Level)	$29.40 (70% of Initial Level)

Because the closing level of each Underlying on any trading day during the Monitoring Period was never equal to or less than its Knock-Out Level, a Knock-Out Event has not occurred, and the investor receives a payment at maturity of $1,195 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Fixed Payment Percentage)
	=	$1,000 + ($1,000 × 19.50%)
	=	$1,195

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS LIMITED – If a Knock-Out Event has not occurred, the appreciation potential of the notes is limited to the Fixed Payment Percentage, which is expected to be 19.50% (to be determined on the Pricing Date), even if the Final Level of the Lowest Performing Underlying appreciates relative to its Initial Level by more than the Fixed Payment Percentage. Accordingly, if a Knock-Out Event has not occurred, the Payment at Maturity of the notes is expected to be $1,195 per $1,000 principal amount of notes (to be determined on the Pricing Date). If a Knock-Out Event has occurred, the notes provide the opportunity to participate in the appreciation of the Underlying at maturity, if any, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 19.50%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,195.00 for every $1,000 principal amount of notes (to be determined on the Pricing Date). Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of material U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will lose 1% of your principal for each 1% decline in the Final Level of the Lowest Performing Underlying as compared to its Initial Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

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THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlyings. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Underlyings, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

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THE PAYMENT AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE NOTES EVEN IF A KNOCK-OUT EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING IS LESS THAN ITS INITIAL LEVEL — Even if on a trading day during the Monitoring Period the closing level of only one Underlying is less than its Initial Level by more than its Knock-Out Buffer Amount, a Knock-Out Event will have occurred. In this case, the Payment at Maturity will be less than the principal amount of the notes if, in addition to the occurrence of a Knock-Out Event, the Final Level of at least one Underlying is less than its Initial Level. This will be true even if on any trading day during the Monitoring Period the closing level of the Lowest Performing Underlying was never less than its Initial Level by more than its Knock-Out Buffer Amount.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE FIXED PAYMENT PERCENTAGE (IF A KNOCK-OUT EVENT HAS NOT OCCURRED) OR THE MAXIMUM RETURN (IF A KNOCK-OUT EVENT HAS OCCURRED) — Regardless of whether a Knock-Out Event has occurred, if the Final Level of the Lowest Performing Underlying is greater than its Initial Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Lowest Performing Underlying, which may be significant. We refer to this percentage as the Fixed Payment Percentage (if a Knock-Out Event has not occurred) and the Maximum Return (if a Knock-Out Event has occurred), which will be set on the Pricing Date and in each case will not be less than 19.50%. Accordingly, the maximum amount payable at maturity is expected to be $1,195.00 per $1,000 principal amount of notes (to be determined on the Pricing Date). Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO THE FIXED PAYMENT PERCENTAGE IF A KNOCK-OUT EVENT HAS OCCURRED —The notes are subject to closing price monitoring. As a result, if on any trading day during the Monitoring Period the closing level of either Underlying is less than its Initial Level by more than its Knock-Out Buffer Amount of 30.0%*, you will not be entitled to receive the Fixed Payment Percentage of 19.50%* on the notes and you will be be fully exposed at maturity to any depreciation in the Lowest Performing Underlying. Under these circumstances, if the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Level of the Lowest Performing Underlying as compared to its Initial Level. You will be subject to this potential loss of principal even if the closing level of the Lowest Performing Underlying subsequently increases such that the closing level of the such Underlying is less than its Initial Level by not more than the Knock-Out Buffer Amount, or is equal to or greater than its Initial Level. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Lowest Performing Underlying.

* The actual Knock-Out Buffer Amount for each Underlying and the actual Fixed Payment Percentage on the notes will be set on the Pricing Date and will not be less than 30.0% and 19.50%, respectively.

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SINCE THE NOTES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the notes are linked to the performance of more than one Underlying, the notes will be linked to the individual performance of each Underlying. Because the notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of notes linked to the lowest performing Underlying, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, if a Knock-Out Event occurs, the amount payable at maturity will depend on the lowest performing of the Underlyings to which the notes are linked.

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NON-U.S. SECURITIES RISKS — Some or all of the equity securities held by the iShares® MSCI Emerging Markets Index Fund are issued by or linked to the value of foreign companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. These equity securities may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks that may have a negative impact on the performance of the notes.

•
EMERGING MARKETS RISK — The iShares® MSCI Emerging Markets Index Fund and its Tracked Index are exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the notes.

•
CURRENCY EXCHANGE RISK — The notes, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI Emerging Markets Index Fund, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities held by the iShares® MSCI Emerging Markets Index Fund, the levels of the iShares® MSCI Emerging Markets Index Fund and the value of the notes.

•
THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of each Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that a fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying’s investment strategy or otherwise, each Underlying’s investment advisor may add, delete or substitute the equity securities held by such Underlying. Any of these actions could adversely affect the price of the shares of either Underlying and consequently the value of the notes. For additional information about the SPDR® S&P® Homebuilders ETF, see “The Reference Funds—The SPDR® Funds—The SPDR® S&P® Homebuilders ETF”, and for additional information about the iShares® MSCI Emerging Markets Index Fund, see “The Reference Funds—The iShares® Funds—The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE HOMEBUILDING INDUSTRY — All or substantially all of the equity securities held by the SPDR® S&P® Homebuilders ETF are issued by companies whose primary business is directly associated with the following sub-industries: homebuilding, home improvement retail and home furnishings. Issuers of the equity securities held by the SPDR® S&P® Homebuilders ETF can be significantly affected by the national, regional and local real estate markets. The homebuilding industry is also sensitive to interest rate fluctuations that can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential home buyers. The building industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns and the level of new and existing home sales. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the homebuilding industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry.

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THE PERFORMANCE OF THE UNDERLYINGS MAY NOT CORRELATE TO THE PERFORMANCE OF THEIR RESPECTIVE TRACKED INDICES — The Underlyings will generally invest in all of the equity securities included in the index tracked by each Underlying (each a “Tracked Index”). There may, however, be instances where each Underlying’s investment advisor may choose to overweight a stock in a Tracked Index, purchase securities not included in a Tracked Index that the relevant Underlying’s investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately a Tracked Index. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its respective Tracked Index. Also, corporate actions with respect to the equity securities included in each Tracked Index (such as mergers and spin-offs) may impact the variance between each Underlying and its respective Tracked Index. Finally, because the shares of the Underlyings are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying. For these reasons, the performance of each Underlying may not correlate with the performance of its respective Tracked Index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlyings or the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of shares of the Underlyings or equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Underlyings. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. For additional information, see “Description of the Notes—Anti-dilution adjustments for a reference fund” in the accompanying product supplement.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the closing levels of the Underlyings during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the closing level of either Underlying has decreased, as compared to its Initial Level by more than the Knock-Out Buffer Amount;

•	the expected volatility of the Underlyings;

•	the time to maturity of the notes;

•	the dividend rate on the equity securities held by the Underlyings;

•	interest and yield rates in the market generally;

•	supply and demand for housing;

•	investors’ expectations with respect to the rate of inflation;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Underlyings or markets generally and which may affect the levels of each Underlying;

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the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Underlyings and any other currency relevant to the value of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Underlyings based on the closing levels of each Underlying from January 1, 2007 through October 16, 2012. The closing level of the SPDR® S&P® Homebuilders ETF on October 16, 2012 was $25.39. The closing level of the iShares® MSCI Emerging Markets Index Fund on October 16, 2012 was $41.94. We obtained the closing levels of the Underlyings below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Underlyings on any trading day during the Monitoring Period, including on the Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

For additional information about the SPDR® S&P® Homebuilders ETF, see “The Reference Funds—The SPDR® Funds—The SPDR® S&P® Homebuilders ETF”, and for additional information about the iShares® MSCI Emerging Markets Index Fund, see “The Reference Funds—The iShares® Funds—The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlyings, that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), if the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Underlyings.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Underlyings, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and has no connection with the United States other than holding its securities, payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and will not receive a fee in connection with the distribution of the notes. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement

Credit Suisse